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                                                                    Exhibit 21.1

                              The GSI Group, Inc.
                             List of Subsidiaries

Company Name                     Location          Type of Entity
------------                     --------          --------------
GSI/Cumberland                   Malaysia          SDN, BHD
GSI/Cumberland                   South Africa      SA Prop Limited
GSI/Cumberland                   Netherlands       BV
GSI/Cumberland                   Mexico            Limitada
The GSI Group (Canada) Inc.      Canada            Corporation
DMC                              U.S.A.-Iowa       S-Corporation
Cumberland-USIMECA               Brazil            Limited Liab. Co.